Exhibit 99.1
FINANCIAL HIGHLIGHTS
Croghan’s net income for the three-months ended December 31, 2006 totaled $1,350,000, or $.75 per share, compared to $1,396,000, or $.75 per share, earned during the same period in 2005. For the year ended December 31, 2006, net income totaled $5,489,000. This represents a decrease of $232,000, or 4.1%, from the $5,721,000 earned during 2005. On a per share basis, Croghan earned $3.03 for 2006 compared to $3.05 earned in 2005.
The 2006 operating results were negatively impacted by the reduction in net interest income. Net interest income totaled $17,292,000 for the year ended December 31, 2006 compared to $18,075,000 for the same period in 2005. The 2006 operating results were positively impacted by a decrease in the provision for loan losses to $380,000 in 2006 from $705,000 in 2005, and an increase in non-interest income to $3,035,000 in 2006 from $2,761,000 in 2005. The increase in non-interest income was partially offset by an increase in non-interest expenses to $12,168,000 in 2006 from $12,077,000 in 2005.
Croghan’s total assets decreased to $458,858,000 at December 31, 2006 compared to $461,899,000 at December 31, 2005 primarily due to a $19,508,000, or 24.0%, decrease in total securities. Total loans increased $16,368,000, or 4.8%, to $357,278,000 at December 31, 2006 compared to $340,910,000 at December 31, 2005. Total deposits at December 31, 2006 increased $2,735,000, or .7%, to $371,194,000 from $368,459,000 at December 31, 2005.
On December 12, 2006, the Board of Directors declared a dividend of $.30 per share, payable on January 31, 2007 to those shareholders of record as of January 12, 2007. Dividends declared in 2006 totaled $1.20 per share compared to $1.16 per share declared in 2005.
On January 16, 2007, the Board of Directors approved the continuation of a stock repurchase program commencing on February 4, 2007. Up to 5% of Croghan’s outstanding common shares may periodically be purchased in the over-the-counter market during the ensuing six-month period depending upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Since the February 2002 inception of the stock buy-back program, Croghan has repurchased 135,702 common shares.
MANAGEMENT COMMENTS
According to the Wall Street Journal, overall, the banking industry’s Net Interest Margin dropped to a 17-year low in the 3rd quarter of 2006. During the 4th quarter we worked very diligently to reduce the decline in our Net Interest Margin, which is a major component of our earnings at Croghan. Competition for deposits has been fierce but we have been able to reduce our funding costs during the quarter with little change in our balances. Loan growth was strong during the latter part of the quarter, as we ended the year with a 4.8% increase over the prior year. Loan quality continued to improve with declining net loan charge offs and loan delinquencies compared to 2005.

Significant initiatives during the quarter included the completion of our new Clyde Banking Center, our Main Banking Center remodeling, the installation of a new ATM at our Custar Banking Center, a new Gift Card Product in December, and a revised Skip-A-Payment Loan program generating fee income of $15,000 in December. Our Board of Directors appointed Tom McLaughlin of Norwalk to the boards of the bank and the holding company, filling the vacancy left by the retirement of Claude Young. We welcome Tom to Croghan and wish Claude a wonderful retirement. We thank Claude for his many years of service to Croghan.
As we end 2006 we look forward to meeting the challenges of 2007. Although we were disappointed with our declining Net Interest Margin and resulting earnings reflected in our 2 cent income per share drop from $3.05 in 2005 to $3.03 ending 2006, we generated both loan and deposit growth.
Croghan Bancshares, Inc.
Financial Highlights

	Three	Three
	Months Ended	Months Ended
	Dec 31,	Dec 31,	Percent
	2006	2005	Change

Net Income	$1,350,000	$1,396,000	-3.3%

Income per common share	$0.75	$0.75	0.0%
Dividends per common share	$0.30	$0.29	3.4%

	Year Ended	Year Ended
	Dec 31,	Dec 31,	Percent
	2006	2005	Change

Net Income	$5,489,000	$5,721,000	-4.1%

Income per common share	$3.03	$3.05	-0.7%
Dividends per common share	$1.20	$1.16	3.4%

	Dec 31,	Dec 31,
	2006	2005

Assets	$458,858,000	$461,899,000	-0.7%
Loans	$357,278,000	$340,910,000	4.8%
Securities	$61,913,000	$81,421,000	-24.0%
Deposits	$371,194,000	$368,459,000	0.7%
Stockholders’ Equity	$51,163,000	$49,931,000	2.5%